Exhibit 99.1

Turtle Beach Corporation Responds to Misleading Statements by Donerail Group
The Board Continues to Act in the Best Interests of All Shareholders
WHITE PLAINS, N.Y., December 20, 2021 — Leading gaming accessory maker Turtle Beach Corporation (Nasdaq: HEAR) (the “Company”), today issued the following response on behalf of its Board of Directors (the “Board”) to misleading statements made by Donerail Group and its representatives (“Donerail”):
The Board remains committed to dutifully pursuing the best interests of the Company and its shareholders to maximize long-term value:
1.
The Board continues to be open to strategic alternatives that maximize shareholder value. This is a normal, ongoing responsibility which does not necessarily benefit from public disclosures that could be damaging to the continuing operation of the business and employee retention.

2.
Maximizing shareholder value with respect to a strategic alternative necessitates a careful weighing of the intrinsic value of the Company’s business against a one-time, near-term “exit” price. Short-term fluctuations in the share price, especially ones that are market or sector-wide, should be understood as such when evaluating the value of a business.

3.
The Board remains highly engaged in overseeing the strategy of the Company, which has generated significant shareholder value (over 350% return in 5 years). As a result of that strategy, the Company is well-positioned for continued value creation, given its commanding leadership in console gaming headsets, successful diversification into new gaming accessory categories and strong profitability and cashflow.

The Board believes this response is necessary to provide its shareholders with accurate information about Donerail’s activities and address its continuing dissemination of false and misleading information.  On December 15th, 2021, Donerail claimed in a public statement that it had recently re-affirmed its previously disclosed bid to acquire the Company, while also stating an intention to submit a new proposal that would “likely include an offer at a lower price” than its recently “re-affirmed”
price. Donerail further called on the Company to publicly disclose a strategic review process, although it would be “potentially disadvantageous to [its] efforts of acquiring the Company”.
This contradictory messaging is just the most recent of Donerail’s attempts to mislead investors to advance its own private agenda; a campaign that has also been accompanied by a number of articles repeating unsubstantiated, false and misleading rumors strikingly similar to the disinformation promulgated by Donerail. Even its repeated claim to be “one of the largest shareholders” of the Company exaggerates its ownership position as more than a majority of its “ownership” is through out-of-the-money call options, which may not align its interests with those of Turtle Beach shareholders. The Company is in frequent contact with its investors, including over 80 investors calls and meetings in 2021 to date, and has not found investor sentiment to be supportive of Donerail or its proposals.
Consistent with its fiduciary duties, the Board has attempted to engage constructively with Donerail over the past 10 months.  In fact, members of the Board and management have readily made themselves available and spent significant amounts of time meeting with Donerail to listen to its views on the Company and evaluate its acquisition proposal. During that entire period, Donerail’s behavior has not been consistent with the actions of a credible, legitimate buyer truly interested in, or capable of, effecting an acquisition of the Company. The Board has also made numerous efforts to objectively and independently consider Donerail’s proposal to acquire the Company.  This includes authorizing the Company’s financial advisor, BofA Securities, to speak with Donerail to ascertain its sources of equity and debt financing in order to complete a transaction. To date, Donerail, which has never actually closed an acquisition of any company, much less of this size, has remained unwilling or unable to provide adequate substantive proof of financing despite claiming otherwise.

As an example, Shareholders can view one of the “financing commitment” documents in the exact redacted form that it was submitted by Donerail, available with the Company’s Form 8-K filing on the SEC website here. The Company previously on August 23, 2021 publicized the Board’s efforts to engage with Donerail on its offer, which shareholders can view again here.
Most recently, on December 14th, 2021, in response to Donerail’s claims that it had re-affirmed its offer that was previously disclosed to the public, the Board communicated to Donerail via a letter that:
“The Board continues to remain open to considering any credible offer that would create value for shareholders, so we had authorized Bank of America to send you a bid procedure letter for you to comply with in order for us to fully and objectively evaluate your interest in pursuing a transaction.  We took this step since the Board had received and carefully reviewed the materials that you had previously provided, and as we communicated to you in the past, we continue to have significant concerns regarding your financing capabilities.”

Instead of responding to the bid procedure letter provided by BofA Securities with the information requested in order for the Board to evaluate its purported offer, Donerail chose to publish another misleading public statement.
In light of the foregoing, the Board felt it was necessary to respond to Donerail’s misstatements about the Board’s willingness to engage on its proposal. Donerail has given the Board many reasons to question whether it has a genuine interest in buying the Company or the ability to finance an acquisition of the Company. Nevertheless, the Board remains willing to entertain further engagement consistent with its fiduciary duties on Donerail’s acquisition proposal under customary processes and procedures to determine if Donerail is able to demonstrate an ability to credibly and adequately finance an offer at a price that maximizes value to all shareholders.

About Turtle Beach Corporation
Turtle Beach Corporation (https://corp.turtlebeach.com) is one of the world’s leading gaming accessory providers. The Turtle Beach brand (www.turtlebeach.com) is known for pioneering first-to-market features and patented innovations in high-quality, comfort-driven headsets for all levels of gamer, making it a fan-favorite brand and the market leader in console gaming audio for the last decade. Turtle Beach’s ROCCAT brand (www.roccat.org) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products. Under the ROCCAT brand, Turtle Beach creates award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s Neat Microphones brand (www.neatmic.com) creates high-quality USB and analog microphones for gamers, streamers, and professionals that embrace cutting-edge technology and design. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.
Cautionary Note on Forward-Looking Statements
This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief and expectations, as well as assumptions made by, and information currently available to, management.
While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, the Company’s liquidity, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

For Investor Information, Contact:
Alex Thompson
Gateway Investor Relations
On Behalf of Turtle Beach
949.574.3860
HEAR@gatewayir.com